Exhibit 99.1

Investor Relations:

October 21, 2024

Southern Copper Corporation (NYSE and BVL: SCCO)

● 3Q24 net sales were $2,930.9 million. This represented a 17.0% increase versus 3Q23, which was driven by growth in the sales volumes of all our products. Copper grew (+7.7%), molybdenum (+5.7%), zinc (+50.1%) and silver (+19.0%). We also benefitted from higher metal prices for copper (+10.0%, LME), zinc (+14.5%) and silver (+24.7%), while molybdenum prices decreased (-8.1%).

Victor Pedraglio
Bertin Galarreta
+(602) 264-1375
southerncopper@southernperu.com.pe www.southerncoppercorp.com

●	On a year-to-date basis, net sales represented growth of 13.8% over the base in 2023, which reflected an increase in the sales volume for copper (+7.7%), molybdenum (+11.6%), zinc (+39.3%) and silver (+14.2%). Regarding prices, we registered higher prices for copper (+6.2%) and silver (+16.0%) and a reduction for molybdenum (-17.4%).

●	Net income in 3Q24 was $896.7 million, which represented a 44.7% increase with regard to the $619.5 million registered in 3Q23. The net income margin in 3Q24 stood at 30.6%, versus 24.7% in 3Q23. These improvements were mainly driven by both an increase in sales and our strict cost control measures.

In 9M24, the net income was $2,582.9 million, which represents growth of 30.4% compared to the $1,980.2 million reported in 9M23. The net income margin in 9M24 stood at 29.9%, versus 26.1% in 9M23.

●	3Q24 adjusted EBITDA was $1,684.6 million, which represented an increase of 30.5% with regard to the $1,290.6 million registered in 3Q23. The adjusted EBITDA margin in 3Q24 stood at 57.5% versus 51.5% in 3Q23. Adjusted EBITDA in 9M24 was $4,899.3 million, 23.3% higher than in 9M23. The adjusted EBITDA margin in 9M24 stood at 56.6% vs 52.3% in 9M23.

●	Cash flow from operating activities in 3Q24 was 1,439.5 million, an increase of 37.1% versus the figure in 3Q23. In 9M24, cash flow from operating activities stood at $3,061.2 million, which represented an increase of 1.0% over the $3,032.1 million posted in 9M23.

●	Copper production in 3Q24 was higher than in 3Q23 in quarter-on-quarter terms and stood at 252,219 tons, an increment of 11.5%. Our quarterly result reflects higher production at all our open pit operations. Production at our Peruvian operations increased 18.0% quarter-on-quarter, driven by higher ore grades and recoveries. At our Mexican operations, production increased 7.3% quarter-on-quarter. On a YoY basis, copper production rose 8.6% in 2024 to stand at 734,963 tons.

●	By-product production: Mined zinc production rose 90.9% this quarter after 14,453 additional tons were generated at the Buenavista zinc concentrator. Mined silver production registered an increase of 21.5% in 3Q24, which was driven by growth at all our operations, with the exception of our La Caridad mine. Molybdenum production increased (+6.0%) in 3Q24 compared to 3Q23 due to higher production at the Cuajone, Toquepala and Buenavista mines. On a YoY basis, production grew for zinc (+78.8%), silver (+12.5%) and molybdenum (+11.9%).

●	Operating cash cost per pound of copper, including by-product revenue credits, was $0.76 in 3Q24, which represented a decrease of 22.6% compared to the $0.98 reported in 3Q23. This result was mainly due to higher volumes and prices, as well as the unit cost effect generated by an increase in pounds of copper produced (+11.9%), which was partially offset by a decrease in by-product revenue credits (-5.5%). When compared to 2Q24, the 3Q24 operating cash cost fell slightly by 0.4%.

THIRD QUARTER AND NINE MONTHS 2024 RESULTS	SOUTHERN COPPER

In 9M24, the operating cash cost per pound of copper, net of by-product revenue credits, was $0.86. This represents a decrease of 9.7% compared to the $0.95 reported in 9M23. The 9M24 cash cost decrease was driven by lower unit production costs due to an 8.6% increase in copper volume and higher by-product credits for molybdenum, zinc and silver.

●	In 9M24, we spent $792.0 million on capital investments, which represents 30.7% of net income and reflects a 5.2% uptick in capital expenses YoY.

●	Dividends: On October 17, 2024, the Board of Directors authorized a quarterly cash dividend of $0.70 per share of common stock and a stock dividend of 0.0062 shares of common stock per share of common stock, payable on November 21, 2024, to shareholders of record at the close of business on November 6, 2024.

In lieu of fractional shares, cash will be distributed to each shareholder who would otherwise have been entitled to receive a fractional share, based on a share price of $112.43, which is the average of the high and low share price on October 17, 2024.

Shareholders will not be required to take any action to receive the stock dividend. After the payment date, shareholders' book entry accounts will be credited with the additional shares that represent the stock dividend. When shares are held in a brokerage account in the name of a broker, the additional shares will be distributed to the broker on the shareholder's behalf. The stock dividend is administered by Computershare, the Company's transfer agent.

Mr. German Larrea, Chairman of the Board, commenting on the Company´s progress and current circumstances, said:

“We are encouraged by our third quarter results, which report a 45% increase in net earnings compared to 3Q23. This positive result was driven by 12% growth in copper production as well as impressive variances in production levels for zinc and silver, which were up +91% and +22.5%, respectively. These higher volumes, coupled with higher metal prices for zinc (+14.5%) and precious metals, allowed us to achieve one of the industry’s lowest cash costs YTD: $0.86 per copper pound. We continue to execute our strategy to drive low-cost competitive organic growth, where volume expansion and cost controls join forces to ensure long-term profitability.

On August 27, 2024, our Peruvian operation received The Copper Mark and The Molybdenum Mark certifications for responsible production following a third-party independent evaluation of our performance in environmental, social and governance (ESG) matters. Now all our open pit copper, molybdenum and zinc production have been certified under these standards.

Looking at the copper market, we believe current prices will be supported by the resilient US economy, the FED interest rate reduction cycle, and the impact of the strong stimulus package recently approved by the Chinese authorities. In the long term, we expect demand to be stronger as copper consolidates its role as a leading player in the global shift to clean energy and AI.”

3Q24 www.southerncoppercorp.com	Page 2 of 12

THIRD QUARTER AND NINE MONTHS 2024 RESULTS	SOUTHERN COPPER

Key Financial Data

	Third Quarter				Nine Months
			Variance				Variance
	2024	2023	$	%	2024	2023	$	%
	(in millions except per share amount and %s)
Sales	$2,930.9	$2,505.6	$425.3	17.0%	$8,649.0	$7,600.2	$1,048.8	13.8%
Cost of sales	1,223.1	1,175.7	47.4	4.0%	3,629.6	3,517.6	112.0	3.2%
Operating income	1,450.3	1,069.2	381.1	35.6%	4,247.3	3,323.6	923.7	27.8%
Net income	$896.7	$619.5	$277.2	44.7%	$2,582.9	$1,980.2	$602.7	30.4%
Net income margin	30.6%	24.7%	5.9pp	23.9%	29.9%	26.1%	3.8pp	14.6%
Adjusted EBITDA	1,684.6	1,290.6	394.0	30.5%	4,899.3	3,973.9	925.4	23.3%
Adjusted EBITDA margin	57.5%	51.5%	6.0pp	11.7%	56.6%	52.3%	4.3pp	8.2%
Income per share	$1.15	$0.80	$0.35	43.8%	$3.32	$2.56	$0.76	29.7%
Capital investments	246.4	262.7	(16.3)	(6.2)%	792.0	753.2	38.8	5.2%

Capital Investments

Our current capital investment program for this decade exceeds $15 billion and includes investments in projects in Mexico and Peru.

Peruvian Projects:

Tia Maria - Arequipa: This greenfield project, located in Arequipa, Peru, will use state of the art SX-EW technology with the highest international environmental standards with a capacity of 120,000 tons of SX- EW copper cathodes per year.

Southern Copper has consistently promoted the welfare of the population of the Islay province and the Arequipa region. As part of these efforts, we have implemented several successful social programs in education, healthcare and productive development to improve the quality of life in the region.

Our current social programs in Islay help reduce the costs of agricultural production by improving productivity with cutting-edge technology. Additionally, we are working to provide internet access to 4,600 school students. On top of this, we are committed to developing health facilities, high performance schools, research centers and roads in the Arequipa region via the “work for taxes” mechanism.

Tia Maria will generate significant revenues for the Arequipa region from day one of its operations. At current copper prices, we expect to export $17.5 billion and contribute $3.4 billion in taxes and royalties during the first 20 years of operation. The Company is currently reviewing its historical capital budget for Tia Maria of $1.4 billion. We will update this budget by year-end.

Project update: As of September 30, 2024, the Company had generated more than 422 jobs, 355 of which were filled with local applicants. To the fullest extent possible, we intend to fill the 9,000 jobs estimated to be required during Tia Maria’s construction with workers from the Islay province. When we start operations in 2027, the project will generate 600 direct jobs and 4,800 indirect jobs.

In the coming months, we expect to build roads and access points; train operators; update the topographic network; install and delimit properties along the living fence; install a temporary camp; and begin earthmoving activities. In 2025, we expect construction to begin.

Los Chancas - Apurimac: This greenfield project, located in Apurimac, Peru, is a copper and molybdenum porphyry deposit. Current estimates of indicated copper mineral resources are 98 million tons of oxides with a copper content of 0.45% and 52 million tons of sulfides with a copper content of 0.59%. The Los Chancas project envisions an open-pit mine with a combination of concentrator and SX-EW processes that are expected to produce 130,000 tons of copper and 7,500 tons of molybdenum annually. The estimated capital investment is $2,600 million and the project is expected to begin operating in 2031. We continue to engage in social and environmental improvements for the local communities and are working on the project’s environmental impact assessment.

3Q24 www.southerncoppercorp.com	Page 3 of 12

THIRD QUARTER AND NINE MONTHS 2024 RESULTS	SOUTHERN COPPER

Project update: In coordination with the Peruvian authorities, efforts continue to eradicate illegal mining activities. Once this process has concluded, we will resume the environmental impact assessment and begin hydrogeological and geotechnical studies. We will also begin a 40,000-meter in-fill drilling campaign to gather additional information on the geological characteristics of the Los Chancas deposit.

Michiquillay Project - Cajamarca: In June 2018, Southern Copper signed a contract for the acquisition of the Michiquillay project in Cajamarca, Peru. Michiquillay is a world-class mining project with inferred mineral resources of 2,288 million tons and an estimated copper grade of 0.63%. When developed, we expect Michiquillay to produce 225,000 tons of copper per year (along with by-products of molybdenum, gold and silver) at a competitive cash-cost for an initial mine life of more than 25 years. We estimate an investment of approximately $2.5 billion will be required and expect production start-up by 2032. Michiquillay will become one of Peru´s largest copper mines and will create significant business opportunities in the Cajamarca region; generate new jobs for the local communities; and contribute with taxes and royalties to the local, regional and national governments.

Project update: As of September 30, 2024, the total progress of the exploration project was 30%. We have drilled 120,923 meters (total program = 148,000 meters) and obtained 39,234 drill core samples for chemical analysis. Diamond drilling will continue and will provide information for the interpretation of geological sections related to mineralization, geological modeling and mineral resource evaluation. Geo-metallurgical studies are currently underway; hydrological and hydrogeological studies for the project will begin shortly.

Environmental, Social & Corporate Governance (ESG) Practices

Responsible Production. Our three operations in Peru, Cuajone, Toquepala and Ilo, were awarded with The Copper Mark and The Molybdenum Mark certifications for responsible production following an independent third-party assessment of environmental, social and governance performance (ESG). We are proud to report that all our open pit copper and molybdenum production has been certified under these standards.

Education infrastructure for Arequipa. We delivered the Center for Research with specialized engineering laboratories to the Universidad Nacional de San Agustín de Arequipa (UNSA), Peru. This facility, which was built under the Works for Taxes mechanism at a cost of $18 million, is equipped with 24 laboratories and will benefit 6,500 students and 174 researchers.

Recognition for the architectural and social value of the Cultural Center in Charcas. The Cultural Center, located in Charcas, San Luis Potosi, Mexico, obtained first place in the Noldi Schreck awards (350 entries) in the categories “private institutional architecture” and “repurposing of buildings.” This space, which began operations in the summer of 2023, has hosted over 4,700 participants and 120 volunteers across 200 activities related to education, culture, health, and sports. The Cultural Center, which is open to the public, is now considered a cultural attraction and receives visits from tourists, locals and state authorities.

Dr. Vagón has provided more than 80 thousand medical services over the last 10 years. In September 2024, Dr. Vagón, which is Fundación Grupo México’s health program, visited Cananea to provide more than 6,000 free medical services to 2,050 people. Patients were evaluated by specialists and needy candidates received medicine, eyeglasses and hearing aids.  During these interventions,102 elderly residents received cataract surgery to help them recover their sight.

3Q24 www.southerncoppercorp.com	Page 4 of 12

THIRD QUARTER AND NINE MONTHS 2024 RESULTS	SOUTHERN COPPER

Conference Call

The Company’s third quarter earnings conference call will be held on October 23, 2024, beginning at 11:00 AM – EST (10:00 AM Lima and 9:00 AM Mexico City time).

To participate in the call, it is necessary to register in the following link:

https://register.vevent.com/register/BI5ddd033b57f748118b04d707384dce66

At the registration time, you will be provided a dial-in number and a personal confirmation PIN will be generated to access the call.

During the conference call, please join live presentation through Webex at the following link:

https://americasmining.webex.com/americasmining/j.php?MTID=m237bc8d9666660231b579c85b376f7b5

3Q24 www.southerncoppercorp.com	Page 5 of 12

THIRD QUARTER AND NINE MONTHS 2024 RESULTS	SOUTHERN COPPER

Average Metal Prices

	LME	COMEX
	Copper	Copper	Molybdenum	Zinc	Silver	Gold
	($/lb.)	($/lb.)	($/lb.)	($/lb.)	($/oz.)	($/oz.)
1Q 2024	3.83	3.86	19.84	1.11	23.35	2,071.76
2Q 2024	4.42	4.55	21.69	1.29	28.84	2,337.99
3Q 2024	4.17	4.23	21.68	1.26	29.43	2,476.80
9M 2024	4.14	4.21	21.07	1.22	27.21	2,295.52

1Q 2023	4.05	4.09	32.04	1.42	22.53	1,888.63
2Q 2023	3.85	3.85	20.87	1.15	24.26	1,977.85
3Q 2023	3.79	3.77	23.59	1.10	23.60	1,928.61
4Q 2023	3.71	3.72	18.41	1.13	23.25	1,975.87
9M 2023	3.90	3.90	25.50	1.22	23.46	1,931.70
Average 2023	3.85	3.86	23.73	1.20	23.41	1,942.74

Variance: 3Q24 vs. 3Q23	10.0%	12.2%	(8.1)%	14.5%	24.7%	28.4%
Variance: 3Q24 vs. 2Q24	(5.7)%	(7.0)%	-	(2.3)%	2.0%	5.9%
Variance: 9M24 vs. 9M23	6.2%	7.9%	(17.4)%	-	16.0%	18.8%

Source:  Silver – COMEX; Gold and Zinc – LME; Molybdenum – Metals Week Dealer Oxide

Production and Sales

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2024	2023	%	2024	2023	%
Copper (tons)
Mined	252,219	226,120	11.5%	734,963	676,925	8.6%
3rd party concentrate	1,222	893	36.8%	2,780	1,573	76.7%
Total production	253,441	227,013	11.6%	737,743	678,498	8.7%
Smelted	155,922	162,914	(4.3)%	468,492	474,551	(1.3)%
Refined and Rod	201,134	211,512	(4.9)%	600,686	613,982	(2.2)%
Sales	242,028	224,706	7.7%	708,248	672,442	5.3%

Molybdenum (tons)
Mined	7,271	6,859	6.0%	22,003	19,656	11.9%
Sales	7,327	6,935	5.7%	22,003	19,718	11.6%

Zinc (tons)
Mined	31,078	16,281	90.9%	86,863	48,579	78.8%
Refined	27,425	25,109	9.2%	74,170	74,563	(0.5)%
Sales	37,355	24,883	50.1%	102,019	73,258	39.3%

Silver (000s ounces)
Mined	5,335	4,390	21.5%	15,304	13,605	12.5%
Refined	3,118	3,274	(2.6)%	9,232	8,718	5.9%
Sales	5,259	4,421	19.0%	15,519	13,584	14.2%

3Q24 www.southerncoppercorp.com	Page 6 of 12

THIRD QUARTER AND NINE MONTHS 2024 RESULTS	SOUTHERN COPPER

Southern Copper Corporation

CONDENSED CONSOLIDATED STATEMENT OF EARNINGS

(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2024	2023	VAR %	2024	2023	VAR %
	(in millions, except per share amount)

Net sales:	$2,930.9	$2,505.6	17.0%	$8,649.0	$7,600.2	13.8%
Operating costs and expenses:
Cost of sales (exclusive of depreciation, amortization and depletion shown separately below)	1,223.1	1,175.7	4.0%	3,629.6	3,517.6	3.2%
Selling, general and administrative	31.2	32.7	(4.6)%	96.0	94.1	2.0%
Depreciation, amortization and depletion	213.1	212.5	0.3%	631.7	625.4	1.0%
Exploration	13.2	15.5	(14.8)%	44.4	39.5	12.4%
Total operating costs and expenses	1,480.6	1,436.4	3.1%	4,401.7	4,276.6	2.9%

Operating income	1,450.3	1,069.2	35.6%	4,247.3	3,323.6	27.8%

Interest expense, net of capitalized interest	(83.1)	(81.5)	2.0%	(246.8)	(245.8)	0.4%
Other income (expense)	21.2	8.9	138.2%	20.3	24.9	(18.5)%
Interest income	38.3	20.8	84.1%	92.1	65.3	41.0%
Income before income tax	1,426.7	1,017.4	40.2%	4,112.9	3,168.0	29.8%
Income taxes	526.4	395.3	33.2%	1,528.6	1,170.2	30.6%
Net income before equity earnings of affiliate	900.3	622.1	44.7%	2,584.3	1,997.8	29.4%
Equity earnings of affiliate	(0.5)	(0.1)	400.0%	8.1	(10.3)	(178.6)%
Net Income	899.8	622.0	44.7%	2,592.4	1,987.5	30.4%

Less: Net income attributable to non-controlling interest	3.1	2.5	24.0%	9.5	7.3	30.1%

Net Income attributable to SCC	$896.7	$619.5	44.7%	$2,582.9	$1,980.2	30.4%

Per common share amounts:
Net income attributable to SCC common shareholders – basic and diluted	$1.15	$0.80	43.8%	$3.32	$2.56	29.7%
Dividends paid	$1.20	$1.00	20.0%	$3.20	$3.00	6.7%

Weighted average shares outstanding (Basic and diluted)	782.9	773.1		778.0	773.1

3Q24 www.southerncoppercorp.com	Page 7 of 12

THIRD QUARTER AND NINE MONTHS 2024 RESULTS	SOUTHERN COPPER

Southern Copper Corporation

CONDENSED CONSOLIDATED BALANCE SHEET

(Unaudited)

	September 30,	December 31,	September 30,
	2024	2023	2023
	(in millions)
ASSETS
Current assets:
Cash and cash equivalents	$2,654.8	$1,151.5	$1,967.1
Short-term investments	318.8	599.3	247.1
Accounts receivable	1,589.4	1,228.3	1,211.1
Inventories	990.5	1,016.9	975.5
Other current assets	372.9	433.5	347.2
Total current assets	5,926.4	4,429.5	4,748.0

Property, net	9,927.1	9,782.9	9,730.8
Leachable material, net	1,143.7	1,121.7	1,089.6
Intangible assets, net	125.4	130.2	130.5
Right-of-use assets	725.0	775.4	786.9
Deferred income tax	273.9	256.1	257.0
Other assets	294.0	229.5	222.2
Total assets	$18,415.5	$16,725.3	$16,965.0

LIABILITIES
Current liabilities:
Current portion of long-term debt	$499.6	$-	$-
Accounts payable	609.3	$652.6	618.5
Income taxes	531.8	278.3	213.6
Accrued workers’ participation	237.8	245.7	200.1
Other accrued liabilities	260.9	211.9	251.9
Total current liabilities	2,139.4	1,388.5	1,284.1

Long-term debt	5,757.8	6,254.6	6,253.8
Lease liabilities	649.3	697.4	715.1
Deferred income taxes	133.5	132.2	145.0
Non-current tax payable	85.6	92.7	82.0
Other liabilities	38.9	66.2	72.5
Asset retirement obligation	621.6	612.5	604.3
Total non-current liabilities	7,286.7	7,855.6	7,872.7

EQUITY
Stockholders’ equity:
Common stock	4,617.1	3,541.6	3,523.4
Treasury stock	(2,831.0)	(3,149.0)	(3,131.1)
Accumulated comprehensive income	7,134.9	7,025.5	7,352.5
Total stockholders’ equity	8,921.0	7,418.1	7,744.8
Non-controlling interest	68.4	63.1	63.4
Total equity	8,989.4	7,481.2	7,808.2

Total liabilities and equity	$18,415.5	$16,725.3	$16,965.0

As of September 30, 2024 there were 785.5 million shares outstanding. As December 31, 2023 and September 30, 2023 there were 773.1 million shares outstanding.

3Q24 www.southerncoppercorp.com	Page 8 of 12

THIRD QUARTER AND NINE MONTHS 2024 RESULTS	SOUTHERN COPPER

Southern Copper Corporation

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOW

(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2024	2023	2024	2023
	(in millions)

OPERATING ACTIVITIES
Net income	$899.8	$622.0	$2,592.4	$1,987.5
Depreciation, amortization and depletion	213.1	212.5	631.7	625.4
Deferred income tax	(25.5)	(49.6)	(2.4)	(43.3)
Change in operating assets and liabilities	330.2	265.0	(182.6)	426.4
Other, net	21.9	(0.1)	22.2	36.1
Net cash provided by operating activities	1,439.5	1,049.8	3,061.2	3,032.1

INVESTING ACTIVITIES
Capital investments	(246.4)	(262.7)	(792.0)	(753.2)
Sale of short-term investment, net	10.3	(246.8)	280.5	(38.8)
Other, net	-	0.5	-	0.6
Net cash (used in) provided by investing activities	(236.1)	(509.0)	(511.5)	(791.4)

FINANCING ACTIVITIES
Dividends paid	(468.8)	(773.1)	(1,087.3)	(2,319.3)
Distributions to non-controlling interest	(2.4)	(2.1)	(4.2)	(6.6)
Other	0.1	0.1	0.3	0.2
Net cash used in financing activities	(471.1)	(775.1)	(1,091.2)	(2,325.7)

Effect of exchange rate changes on cash	47.1	2.4	44.7	(17.6)

(Decrease) / Increase in cash and cash equivalents	$779.4	$(231.9)	$1,503.3	$(102.6)

3Q24 www.southerncoppercorp.com	Page 9 of 12

THIRD QUARTER AND NINE MONTHS 2024 RESULTS	SOUTHERN COPPER

Company Profile

Southern Copper Corporation (SCC) is one of the largest integrated copper producers in the world and we believe we currently have the largest copper reserves in the industry. The Company is a NYSE and Lima Stock Exchange listed company that is 88.9% owned by Grupo Mexico, a Mexican company listed on the Mexican stock exchange. The remaining 11.1% ownership interest is held by the international investment community. The Company operates mining units and metallurgical facilities in Mexico and Peru and conducts exploration activities in Argentina, Chile, Mexico and Peru.

SCC Corporate Address

USA

7310 North 16th St, Suite 135

Phoenix, AZ 85020, U.S.A.

Phone: (602) 264-1375

Fax: (602) 264-1397

Mexico

Campos Eliseos N° 400

Colonia Lomas de Chapultepec

Delegacion Miguel Hidalgo

C.P. 11000 - MEXICO

Phone: (5255) 1103-5000

Fax: (5255) 1103-5567

Peru

Av. Caminos del Inca 171

Urb. Chacarilla del Estanque

Santiago de Surco

Lima 15038 – PERU

Phone: (511) 512-0440

Fax: (511) 512-0492

###

This news release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  In addition to the risks and uncertainties noted in this news release, there are certain factors that could cause results to differ materially from those anticipated by some of the statements made.  These factors include those listed in the Company’s most recently filed quarterly reports on Form 10-Q and annual report on Form 10-K.  The Company expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any statement is based.

3Q24 www.southerncoppercorp.com	Page 10 of 12

THIRD QUARTER AND NINE MONTHS 2024 RESULTS	SOUTHERN COPPER

Non-GAAP Financial Measures

Non-GAAP financial measures are intended to provide additional information only and do not have any standard meaning prescribed by U.S. generally accepted accounting principles (“GAAP”). These measures should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. In addition, because not all companies use identical calculations, the measures included in this release may not be comparable to similarly titled measures of other companies. Following is a reconciliation of adjusted EBITDA to Net Income attributable to SCC and Operating Cash Cost before by-product revenues and Operating Cash Cost net of by-product revenues to their more comparable GAAP measure:

Adjusted EBITDA

EBITDA (earnings before interest, taxes, depreciation and amortization) is a measure commonly used by companies to evaluate operating performance and the ability to generate cash. Our adjusted EBITDA is not necessarily comparable to similar measures used by other companies. We believe that adjusted EBITDA provides useful information to management, investors and others in understanding and evaluating our operating results.

Our determination of the components of adjusted EBITDA is evaluated periodically based on a review of non-GAAP financial measures used by mining industry analysts. Management believes adjusted EBITDA enhances the comparability of information across reporting periods, is an effective measure for reviewing operating results and, therefore, is a useful measure for both management and investors. EBITDA and adjusted EBITDA do not represent, and should not be considered an alternative to, net income, operating income, or cash flow from operations as those terms are defined by GAAP, and do not necessarily indicate whether cash flows will be sufficient to fund cash.

Reconciliation of Net Income attributable to SCC to adjusted EBITDA	Third Quarter		Year to date
	2024	2023	2024	2023

Net income attributable to SCC	$896.7	$619.5	$2,582.9	$1,980.2
Add:
Net income attributable to the non-controlling interest	3.1	2.5	9.5	7.3
Income taxes	526.4	395.3	1,528.6	1,170.2
Interest expense	83.1	81.5	246.8	245.8
Depreciation, amortization and depletion	213.1	212.5	631.7	625.4
Less:
Equity earnings of affiliate	0.5	0.1	(8.1)	10.3
Interest income	(38.3)	(20.8)	(92.1)	(65.3)
Adjusted EBITDA	$1,684.6	$1,290.6	$4,899.3	$3,973.9

Operating cash cost per pound of copper produced before by-product revenues and Operating cash cost per pound of copper produced net of by-product revenues

The measure operating cash cost per pound of copper produced net of by-product revenues is a common measure used in the copper industry to track performance and it is a useful management tool that allows us to better allocate our resources. This measure is also used in our investment project evaluation process to determine a project’s potential contribution to our operations, its competitiveness and its relative strength in different price scenarios. The expected contribution of by-products is generally a significant factor used by the copper industry in determining whether to move forward with the development of a new mining project. As the price of our by-product commodities can have significant fluctuations from period to period, the value of its contribution to our costs can be volatile.

3Q24 www.southerncoppercorp.com	Page 11 of 12

THIRD QUARTER AND NINE MONTHS 2024 RESULTS	SOUTHERN COPPER

Our Operating cash cost per pound of copper produced before by-product revenues allows us and our investors to monitor our cost structure and helps us address operating management areas of concern.

Reconciliation of Cost of sales (exclusive of depreciation, amortization and depletion) to	3rd quarter 2024		3rd quarter 2023		Nine months 2024		Nine months 2024
Operating Cash Cost before by-product revenues and Operating Cash Cost net of	$	¢ per	$	¢ per	$	¢ per	$	¢ per
by-product revenues	million	pound	million	pound	million	pound	million	pound
Cost of sales (exclusive of depreciation, amortization and depletion) – GAAP	1,223.1	228.5	1,175.7	245.9	3,629.6	232.8	3,517.6	245.0
Add:
Selling, general and administrative expenses	31.2	5.8	32.7	6.8	96.0	6.2	94.1	6.6
Treatment and refining charges net of sales premiums	187.9	35.1	(7.3)	(1.5)	173.1	11.1	(15.4)	(1.1)
Less:
Workers participation	(79.0)	(14.8)	(59.2)	(12.4)	(230.1)	(14.8)	(195.7)	(13.6)
Purchased concentrates from third parties	(40.9)	(7.6)	(42.5)	(8.9)	(124.7)	(8.0)	(144.9)	(10.1)
Other charges	(262.0)	(48.9)	(15.8)	(3.3)	(284.7)	(18.3)	(86.1)	(6.0)
Inventory change	(14.1)	(2.6)	(9.0)	(1.9)	(28.6)	(1.8)	(47.7)	(3.3)
Operating cash cost before by-product revenues	1,046.2	195.5	1,074.6	224.8	3,230.6	207.2	3,121.9	217.5

Less by-products revenue	(639.3)	(119.4)	(604.3)	(126.5)	(1,887.9)	(121.1)	(1,752.3)	(122.1)

Operating cash cost, net of by-products revenue	406.9	76.1	470.3	98.3	1,342.7	86.1	1,369.6	95.4

Total pounds of copper produced, in millions		535.2		478.2		1,559.2		1,435.6

3Q24 www.southerncoppercorp.com	Page 12 of 12